EXHIBIT (a)(17)

                              [NEIGHBORCARE LOGO]


July 14, 2004

Dear NeighborCare Employee,

You may have seen the news that Omnicare has announced that it received a request for additional information or "second request" from the Federal Trade Commission in relation to its tender offer for our Company. In the spirit of keeping you up-to-date, I wanted to take this opportunity to explain this development to you.

In every proposed transaction, the Federal Trade Commission (FTC) must review the proposed transaction under anti-trust laws designed to encourage business competition and to protect customers and consumers. A "second request" from the FTC simply means that the FTC is taking a closer look at the competitive implications of Omnicare's proposal and needs more time to assess the proposal.

I want to remind you that our decision to reject Omnicare's proposal has never been dependent on the FTC. Simply put, our decision has always been focused on the Board's and management's belief that the Company, its shareholders, its employees, and our other constituencies are better served by executing on the business plan we have in place. We remain steadfast in that belief.

This development really doesn't affect NeighborCare or its day-to-day business. It will, however, require Omnicare and us to provide more information to the FTC, which will likely take a number of months to complete. As I have said in the past, the best thing that we can do is to continue to run the business and not be distracted by any of this activity. NeighborCare has a great future as an independent company if we continue to execute on the business plan which I have articulated to shareholders and employees alike. Delivering on that plan is the best way to control our own destiny, and I ask for your continued support and focus on doing just that in the months ahead.

As always, your hard work and commitment to NeighborCare and our customers is very much appreciated.

Sincerely,

/s/ John J. Arlotta

John J. Arlotta
Chairman, President and Chief Executive Officer
NeighborCare, Inc.


             601 East Pratt Street, 3rd Floor Baltimore, Maryland, 21202-6000
                        Tel 410.528.7300 Fax 410.528.7377

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                              [NEIGHBORCARE LOGO]


Statements made in this document, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the federal securities laws) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may", "target" and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates, expected bed count, expected SG&A expense, anticipated restructuring charges and estimates of timing and costs savings related to cost improvement initiatives. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which NeighborCare operates. Our Business, operations or results could also be affected by and the effects of Omnicare's tender offer or its pendency on the company and its business, employees, customers and suppliers.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.



NeighborCare has filed a solicitation/recommendation statement on Schedule 14D-9 regarding Omnicare's tender offer. NeighborCare's shareholders are strongly advised to read carefully NeighborCare's solicitation/recommendation statement (including any amendments or supplements) regarding Omnicare's tender offer, because it contains important information. Free copies of the solicitation/recommendation statement and the related amendments or supplements, which have been filed by NeighborCare with the Securities and Exchange Commission, are available at the SEC's web site at www.sec.gov, or at the NeighborCare's web site at www.neighborcare.com, and also by directing requests to NeighborCare's information agent, MacKenzie Partners, Inc., at 1-800-322-2885.







        601 East Pratt Street, 3rd Floor Baltimore, Maryland, 21202-6000
                        Tel 410.528.7300 Fax 410.528.7377